Exhibit 99.1

Unique Enhanced CBD Company - CANNASSIST INTL CORP. Commences Trading on the OTCQB under the Symbol: (CNSC)

FALLBROOK, CALIFORNIA (GLOBE NEWSWIRE) - CannAssist International Corporation (OTCQB: CNSC) (“Cannassist” or the “Company”) is pleased to announce the Company is now a new Publicly Traded Company on the OTC Markets Platform - OTCQB Markets Tier. The OTCQB requires a company to be fully reporting under SEC rules and guidelines as a means to promote transparency.

CEO/Founder Mark Palumbo stated. “Our Team has been working diligently for years to get to where we are now, third party testing has revealed that our proprietary process used in our products can facilitate enhanced absorbency of CBD and aid in promoting connections with the endocannabinoid receptors that exist within all humans. We are very excited to get to launch our new Enhanced CBD Product, “Xceptol” and assist as many as possible.”

About CannAssist INTL. Corp.

CannAssist produces and sells its cannabidiol ("CBD") product, "Cibidinol," which is formulated based on a proprietary process developed by its founder Mark Palumbo. CBD is a non-psychoactive compound found in hemp. CannAssist's initial research and development work, aimed at enhancing the bioavailability of desired molecular structures, resulted in the creation of a line of CBD products, most notably its CBD product, Cibidinol. Cibidinol will be available in a line of consumable and topical products that the company believes will make enhanced CBD products more available and accessible to consumers.

The same products you love with a new name - Xceptol represents the next step for Xceptor Labs products.

Possessing a National Drug Code (NDC), the highest quality ingredients, and the game-changing CiBiDinol, Xceptol Pain Cream is a CBD product with industry defining reliability and compliance.

For further information regarding the Company, please contact us at:

Xceptor

855 South Mission Ave, Ste K #400

Fallbrook, CA 92028

Tel. (888)991-2196

www.xceptol.com